EXHIBIT 99.1

1606 Corp. Applauds Adnexus Biotechnologies' Launch of Trapicolast:

A Revolutionary new AI-Driven Malaria Drug

Seattle, WA / ACCESSWIRE / January 13, 2025 – 1606 Corp. (OTC Pink: CBDW) is excited to express its strong support for strategic investment target Adnexus Biotechnologies Inc. following the company's groundbreaking announcement of Trapicolast, a pioneering antimalarial drug developed through its innovative AI-powered Sutra™ platform. This breakthrough medication targets dual mechanisms within the Plasmodium parasite, marking a significant advancement in the fight against malaria, particularly in regions with rising drug resistance.

A New Era in Malaria Treatment

Trapicolast introduces a novel and highly effective treatment for malaria by focusing on the apicoplast – an essential organelle within the Plasmodium parasite that has been largely overlooked in traditional antimalarial therapies. By targeting the apicoplast’s DNA synthesis and vesicular trafficking pathways, Trapicolast disrupts the parasite’s ability to survive and reproduce, providing a robust defense against drug-resistant malaria strains.

The creation of Trapicolast underscores the transformative power of artificial intelligence in drug discovery. Utilizing the Sutra™ AI platform, Adnexus analyzed over 8 million molecular compounds to identify ADX1 and ADX2, which led to the development of this groundbreaking treatment. This AI-driven approach not only accelerates drug discovery but also makes the process more cost-effective, opening the door to faster and more efficient treatments for diseases like malaria.

In regions such as Sub-Saharan Africa and Southeast Asia, where resistance to existing treatments is becoming an escalating concern, Trapicolast offers a promising new solution with its dual-target mechanism. This breakthrough provides renewed hope in the battle against malaria, one of the world's most prevalent infectious diseases.

Dual-Target Mechanism: Overcoming Resistance

The distinctive dual-target approach of Trapicolast is central to its efficacy:

•	Apicoplast Targeting: For the first time, a malaria treatment effectively targets the apicoplast, an organelle crucial for the parasite's survival, offering a new therapeutic option where current treatments have failed.

•	Vesicular Trafficking Disruption: By disrupting vesicular trafficking within the parasite, Trapicolast further enhances its effectiveness and reduces the likelihood of developing drug resistance.

This innovative dual approach is poised to have a significant impact in high-transmission areas where resistance to existing therapies is most prevalent.

Quote from CEO Austen Lambrecht

Austen Lambrecht, CEO of 1606 Corp., commented: "We are thrilled to support Adnexus Biotechnologies in the launch of Trapicolast. This represents a tremendous leap forward in the fight against malaria, showcasing how AI can drive innovation and deliver real-world solutions for global health challenges. Adnexus’ use of its Sutra™ AI platform to discover a treatment that addresses both apicoplast targeting and vesicular trafficking is a prime example of how artificial intelligence is transforming medicine."

Commitment to Innovation and Growth

The potential strategic investment by 1606 Corp. in Adnexus aligns with our long-term vision to invest in cutting-edge AI health technologies that are poised for significant growth. Adnexus previously signed a Letter of Intent with 1606 Corp. for a strategic investment by 1606 Corp. in Adnexus. The LOI terminated on November 28, 2024 but the parties are still moving forward to close the transaction. We are confident that Adnexus' focus on AI-driven diagnostic tools and personalized health insights will play an essential role in advancing healthcare practices and improving patient outcomes.

Visionary Insights from Adnexus Leadership

Dr. Kirsten Bischof, a distinguished member of Adnexus's Advisory Board and co-inventor, stated, "We have unlocked a new frontier in drug discovery by targeting the apicoplast to bypass resistance, potentially saving countless lives in regions heavily affected by malaria. Given the severe impact of malaria in high-transmission areas such as Africa and Asia, this innovation offers a more effective and sustainable management strategy, bringing hope for saving many lives. This is not just science; it is a beacon of hope."

Dr. Gaurav Chandra, CEO of Adnexus, exclaims, "The discovery of Trapicolast via our Sutra™ AI platform isn't just an advancement; it's a revolution. It showcases our commitment to pushing the boundaries of what's possible in medical science, promising a future where malaria might no longer claim lives. It also validates the potential of the Sutra™ AI platform in drug discovery." He further added." While meeting our milestones for our HIV assets is a priority, we will further advance this Malaria drug in collaboration with our partners in India with access to specific models and resistant strains."

About 1606 Corp.

1606 Corp. is a leading innovator in AI-driven customer service solutions, focused on transforming digital marketplaces through advanced technologies. The company’s strategic investment target Adnexus Biotechnologies, highlight its commitment to fostering innovation in medical science. By supporting the development of cutting-edge AI-powered healthcare solutions, 1606 Corp. aims to accelerate the adoption of transformative technologies that improve health outcomes and save lives worldwide.

Market Insights

AI in Drug Discovery: AI's role in drug discovery continues to expand, with increasing adoption across pharmaceutical companies seeking to accelerate the development of new treatments for diseases like malaria and HIV.

Forward-Looking Statements

This press release contains forward-looking statements regarding the development and potential impact of Trapicolast, the role of AI in drug discovery, and the future of Adnexus Biotechnologies' work in infectious disease treatments. These statements are based on current assumptions and projections, and actual results may differ due to various risks and uncertainties.

Contact Information:

Austen Lambrecht

CEO, 1606 Corp.

austen@1606corp.com

cbdw.ai

SOURCE: 1606 Corp.

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